Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2020 SALES & EARNINGS

Eau Claire, Wisconsin (July 27, 2020) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Second quarter 2020 net sales increased $15.4 million to $87.1 million (21.4%) from 2019 levels. Housewares/Small Appliance net sales were up 36.1% in largest part due to the impact of the COVID-19 shutdowns. Those shutdowns necessitated home meal preparation and in turn triggered demand for the cookware and appliances the company designs and markets. The government Covid-19-related payments provided consumers with the discretionary funds to make the product purchases. The Defense segment’s shipments were likewise up (16%) as a result of additional shipments from its backlog. Net earnings increased $4.5 million or 55.2%. Both the Housewares/Small Appliance and Defense segments enjoyed enhanced operating profits over the prior year, attributable in significant part to the increased volume. Combined, their operating profits were up $7.5 million or 82%. As expected, the two start-up businesses, Rusoh and OneEvent, operated at a loss. Portfolio earnings declined due to the Federal Reserve Board’s response to the COVID-19 shutdowns in which it reduced its reserve rate to 2008 levels to a target of 0% to 0.25%.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first self-service fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that could ultimately lead to significant losses.

	THREE MONTHS ENDED
	June 28, 2020	June 30, 2019
Net Sales	$87,132,000	$71,745,000
Earnings from Continuing Operations	$12,657,000	$8,153,000
Earnings from Discontinued Operations	$0	$3,000
Net Earnings	$12,657,000	$8,156,000
Net Earnings Per Share	$1.80	$1.16
Weighted Shares Outstanding	7,039,000	7,019,000

	SIX MONTHS ENDED
	June 28, 2020	June 30, 2019
Net Sales	$152,768,000	$135,595,000
Earnings from Continuing Operations	$20,879,000	$14,104,000
Earnings from Discontinued Operations	$0	$3,000
Net Earnings	$20,879,000	$14,107,000
Net Earnings Per Share	$2.97	$2.01
Weighted Shares Outstanding	7,034,000	7,016,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.